                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                   FORM 8-K/A

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): August 24, 2000

                               DIGITAL RIVER, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                       000-24643              41-1901640
(State or other jurisdiction       (Commission File No.)     (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                         9625 W. 76th Street, Suite 150
                          Eden Prairie, Minnesota 55344
               (Address of principal executive offices) (Zip code)

                                 (612) 253-1234
              (Registrant's telephone number, including area code)

ITEM 2.       OTHER EVENTS

              On August 24, 2000, pursuant to an Asset Purchase Agreement dated as of August 24, 2000 (the "Purchase Agreement") by and between the Registrant and NetSales, Inc. ("NetSales"), in exchange for 1,000,000 shares of common stock, the Registrant purchased those assets and assumed those liabilities of NetSales related to NetSales' software services business. The Purchase Agreement includes a contingent earnout whereby NetSales can receive up to an additional 350,000 shares of common stock based on performance over the 180 day period following August 24, 2000. Of the 1,000,000 shares of common stock issued at closing, 100,000 shares were placed in escrow to secure certain indemnification obligations contained in the Purchase Agreement. Subject to outstanding claims, the escrow will terminate 9 months following the closing.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

             (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

              Audited financial statements of NetSales as of December 31, 1999.

             (b)      PRO FORMA FINANCIAL INFORMATION

              Unaudited pro forma condensed consolidated financial statements as of June 30, 2000 give effect to Digital River's acquisition of certain assets and liabilities of NetSales.

             (c)      EXHIBITS


             EXHIBIT NO.  DESCRIPTION


              2.1* Asset Purchase Agreement, dated August 24, 2000, by and between Registrant and NetSales, Inc.

              20.1*        Press release of the Registrant dated August 25, 2000.

              *Previously filed with Form 8-K on September 8, 2000



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DIGITAL RIVER, INC
                                    (Registrant)

Date:  November 7, 2000             By:  /S/ Robert E. Strawman
                                    -------------------------------------------
                                    Robert E. Strawman
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                       2.

Index to Financial Statements

NetSales




Report of Independent Auditors...........................................................................F-1
Consolidated Balance Sheet as of December 31,1999........................................................F-2 to F-3
Consolidated Statement of Operations for the year ended December 31,1999.................................F-4
Consolidated Statement of Stockholders' Deficit for the year ended December 31,1999......................F-5
Consolidated Statement of Cash Flows for the year ended December 31,1999.................................F-6 to F-7
Notes to Consolidated Financial Statements for the year ended December 31, 1999..........................F-8 to F-20
Unaudited Condensed Consolidated Balance Sheets for the six-month periods as of June 30, 2000 and 1999................................................................................................F-21 to F-22
Unaudited Condensed Consolidated Statements of Operations for the six-month periods ended
 June 30, 2000 and 1999..................................................................................F-23
Unaudited Condensed Consolidated Statements of Cash Flows for the six-month periods ended June 30, 2000 and 1999................................................................................................F-24
Unaudited Notes to Condensed Consolidated Financial Statements for the six-month periods ended
 June 30, 2000 and 1999..................................................................................F-25 to F-26

Digital River, Inc.

Pro Forma Unaudited Condensed Consolidated Balance Sheet as of June 30, 2000.............................F-27 to F-28
Pro Forma Unaudited Condensed Consolidated Statement of Operations for the six-month period ended
 June 30, 2000...........................................................................................F-29
Pro Forma Unaudited Condensed Consolidated Statement of Operations for the year ended December 31, 1999..F-30
Notes to Pro Forma Unaudited Condensed Consolidated Financial Statements.................................F-31



                                       3.

Report of Independent Auditors

The Board of Directors and Stockholders
NetSales, Inc.

We have audited the accompanying consolidated balance sheet of NetSales, Inc. (the Company) as of December 31, 1999, and the related consolidated statement of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NetSales, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP
                                                               ERNST & YOUNG LLP

Kansas City, Missouri
February 22, 2000

NetSales, Inc.

Consolidated Balance Sheet
as of December 31, 1999



ASSETS
Current assets:

   Cash                                                                                       $1,417,598
   Trade accounts receivable                                                                     332,728
   Prepaid expenses                                                                              207,778
   Other current assets                                                                           30,853
                                                                                        -------------------
Total current assets                                                                           1,988,957

Property and equipment:
   Computer equipment                                                                          1,353,723
   Office furniture and equipment                                                              1,035,594
   Leasehold improvements                                                                         77,958
                                                                                        -------------------
                                                                                               2,467,275
   Less accumulated depreciation                                                                 436,969
                                                                                        -------------------
Net property and equipment                                                                     2,030,306

Restricted cash (NOTE 2)                                                                         176,357

Other assets, net                                                                                265,477
                                                                                        -------------------
Total assets                                                                                  $4,461,097
                                                                                        ===================


NetSales


LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                                          $  1,388,906
   Accrued payroll and related expenses                                                           292,475
   Accrued expenses                                                                               534,134
   Deferred revenue                                                                               114,500
   Current portion of long-term debt (NOTE 2)                                                     281,449
                                                                                        -------------------
Total current liabilities                                                                       2,611,464

Long-term debt, less current portion (NOTE 2)                                                   1,792,248

Redeemable preferred stock - $.01 par value, 14,615,853 shares authorized (NOTES
   5 AND 7):
     Series A convertible:
       Authorized shares - 1,436,084
       Issued and outstanding shares - 1,436,084
       Aggregate liquidation preference - $1,737,662                                            1,693,001
     Series B convertible:
       Authorized shares - 3,179,769
       Issued and outstanding shares - 3,179,769
       Aggregate liquidation preference - $6,677,515                                            6,613,004

Stockholders' deficit (NOTES 5 AND 6):
  Common stock - $.01 par value:
     Authorized shares - 50,000,000
     Issued shares - 12,313,155                                                                   123,131
   Additional paid-in capital                                                                   2,635,208
   Less 149,812 shares of treasury stock, at cost                                                 (25,355)
   Notes receivable from stockholders                                                             (40,500)
   Deferred compensation                                                                         (889,562)
   Accumulated deficit                                                                        (10,051,542)
                                                                                        -------------------
Total stockholders' deficit                                                                    (8,248,620)
                                                                                        -------------------
Total liabilities and stockholders' deficit                                                  $  4,461,097
                                                                                        ===================

SEE ACCOMPANYING NOTES.


NetSales, Inc.

Consolidated Statement of Operations
for the year ended December 31, 1999


Net revenue                                                                                  $ 1,253,406
Cost of sales                                                                                    689,914
                                                                                        -------------------
Gross profit                                                                                     563,492

Operating expenses:
   Product development and operations                                                          2,056,525
   Sales and marketing                                                                         3,298,772
   General and administrative                                                                  2,865,250
   Stock compensation                                                                            218,539
                                                                                        -------------------
Operating loss                                                                                (7,875,594)

Interest expense                                                                                 (56,100)
Interest income                                                                                  156,965
                                                                                        -------------------
                                                                                                 100,865
                                                                                        -------------------
Net loss                                                                                     $(7,774,729)
                                                                                        ===================

SEE ACCOMPANYING NOTES.


NetSales, Inc.

Consolidated Statement of Stockholders' Deficit

                                                                                NOTES
                                                   ADDITIONAL                RECEIVABLE
                                       COMMON       PAID-IN       TREASURY      FROM          DEFERRED        ACCUMULATED
                                       STOCK        CAPITAL        STOCK     STOCKHOLDERS   COMPENSATION       DEFICIT     TOTAL
                              ---------------------------------------------------------------------------------------------------

Balances at December
  31, 1998                        $102,883  $   994,023   $        --  $        --     $         --  $   (2,276,813)   $(1,179,907)
   Issuance of 2,024,818
     shares of common
     stock upon exercise
     of stock options               20,248      456,644            --      (54,000)              --              --       422,892
   Repurchase non-vested
     shares previously
     acquired through
     option exercises                   --           --       (25,355)      13,500               --              --       (11,855)
   Capital contribution
     from officer's
     personal issuance of
     52,000 shares of
     common stock in
     payment of consulting
     services for Company               --       76,440            --           --              --               --       76,440
   Issuance of compensatory
     stock options                      --    1,108,101            --           --      (1,108,101)              --           --
   Amortization of deferred
     compensation related
     to stock options                   --           --            --           --         218,539               --      218,539
   Net loss                             --           --            --           --              --       (7,774,729)  (7,774,729)
                              ---------------------------------------------------------------------------------------------------
Balances at
   December 31, 1999              $123,131   $2,635,208      $(25,355)    $(40,500)    $  (889,562)    $(10,051,542) $(8,248,620)
                              ===================================================================================================


SEE ACCOMPANYING NOTES.

NetSales, Inc.

Consolidated Statement of Cash Flows
for the year ended December 31, 1999




OPERATING ACTIVITIES


Net loss                                                                                     $(7,774,729)
Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation and amortization                                                               352,740
     Noncash compensation to consultant                                                           76,440
     Stock compensation expense                                                                  218,539
     Changes in operating assets and liabilities:
       Trade accounts receivable                                                                (189,977)
       Prepaid expenses and other current assets                                                 (94,021)
       Other assets                                                                              (35,596)
       Accounts payable                                                                          802,118
       Accrued expenses                                                                          678,308
       Deferred revenue                                                                          114,500
                                                                                        -------------------
Net cash used in operating activities                                                         (5,851,678)

INVESTING ACTIVITIES
Purchases of property and equipment                                                           (2,078,565)
Purchase of certificate of deposit                                                              (176,357)
                                                                                        -------------------
Net cash used in investing activities                                                         (2,254,922)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                                                       2,102,967
Principal payments on long-term debt                                                            (204,015)
Proceeds from issuance of preferred stock, net of
   issuance costs                                                                              6,613,004
Proceeds from exercise of stock options                                                          422,892
Principal payments on capital lease obligations                                                 (104,812)
Acquisition of treasury stock                                                                    (11,855)
                                                                                        -------------------
Net cash provided by financing activities                                                      8,818,181
                                                                                        -------------------

Net increase in cash                                                                             711,581
Cash at beginning of year                                                                        706,017
                                                                                        -------------------
Cash at end of year                                                                          $ 1,417,598
                                                                                        ===================



SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                                                     $      63,800
                                                                                        ===================

SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND FINANCING
ACTIVITIES
Notes receivable issued in exchange for common stock                                       $      54,000
                                                                                        ===================

Notes payable retired in exchange for Series A preferred stock                              $    134,000
                                                                                        ===================

Officer note receivable forgiven in exchange for purchase of treasury
   stock                                                                                   $      13,500
                                                                                        ===================

Additions to property and equipment through issuance of capital
   lease obligations                                                                       $      34,877
                                                                                        ===================

SEE ACCOMPANYING NOTES.


NetSales, Inc.

Notes to Consolidated Financial Statements for the year ended December 31, 1999


1. SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION AND NATURE OF BUSINESS

Software Review, L.C. (which subsequently changed its name to NetSales LLC) originally was formed as a limited liability company (LLC) in August 1995. In October 1998, NetSales, Inc. (the Company), a Delaware C corporation, was formed and acquired all of the outstanding interests of the LLC, which remains a subsidiary of NetSales, Inc. Because the LLC and the C corporation were entities under common control, this transaction was accounted for in a manner similar to a pooling of interests with all assets and liabilities transferred at their historical book values.

Pursuant to the formation of the C corporation in October 1998, the Company is authorized to issue 50,000,000 shares of $.01 par value common stock and 10,000,000 shares of $.01 par value preferred stock (see NOTE 7). The member units and related contributions of $1,068,072 were converted into 10,000,000 shares of $.01 common stock.

The Company offers full service Internet electronic commerce outsource solutions and electronic software distribution solutions to a wide range of clients, including software publishers, software cyberstores, software value-added resellers and system integrators, through software purchases and downloads from the Internet.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of NetSales, Inc. and its wholly-owned subsidiary, NetSales LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company derives its revenues primarily from providing outsource electronic commerce services such as transaction processing, customer service and integration of legacy systems. The Company's fees for services provided, charged as a percentage of transaction revenues, as a per transaction fee, as a onetime implementation fee, or as a combination of more than one of these methods, are reflected as net revenues in the accompanying consolidated statement of operations.

For many of the Company's clients, a reseller contractual relationship has been established whereby a percentage of the gross sales price from a transaction is paid to the Company as a service fee. Gross revenues from the sale of software and other products, to which the Company assumes credit risk, net of estimated returns, are recognized upon either the electronic delivery of the software or shipment of the physical product to the end user. Product costs, including the amount payable to the software publisher or online retailer, are recognized concurrent with the recognition of gross revenues. For sales of consignment goods, the Company takes title to merchandise, charges the customer's credit card and arranges for a third party to complete delivery to the customer. The difference between gross revenues and products costs is reported as net revenues in the accompanying consolidated statement of operations.

Gross revenues and product costs for the year ended December 31, 1999 were as follows:



             Gross revenues                      $14,219,761
             Product costs                        12,966,355

                                             -------------------
             Net revenue                        $  1,253,406
                                             ===================

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:



            Computer equipment                                                3 years
            Office furniture and equipment                                    5 years
            Leasehold improvements                                  Remaining term of
                                                                            the lease


ADVERTISING COSTS

Advertising costs are charged to expense as incurred and are included in sales and marketing expenses in the accompanying consolidated statement of operations. Total advertising expense amounted to $581,891 for the year ended December 31, 1999.

RESEARCH AND DEVELOPMENT

Research and development costs of $573,000 for the year ended December 31, 1999 are expensed as incurred and included in product development and operations expenses in the accompanying consolidated statement of operations.

STOCK OPTIONS

The Company has elected to follow Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options and have adopted the pro forma disclosure requirements under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." As the exercise price of certain employee stock options granted by the Company in 1999 was less than the estimated market price of the underlying common stock on the date of grant, the Company recognized compensation expense of $218,539 during the year ended December 31, 1999 in accordance with APB No. 25.

INCOME TAXES

Prior to becoming a C corporation in October 1998, the Company had elected to be taxed as a limited liability company; accordingly, the results of operations were included in the income tax returns of the Company's members.

Subsequent to becoming a C corporation, the Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 2000. The statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives not considered hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability or firm commitment through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company does not anticipate the adoption of SFAS No. 133 will have a significant effect on its results of operations or financial position.

In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB Opinion No. 25" (the Interpretation). The Interpretation, among other things, requires that certain modifications to outstanding stock options as to a direct change to the exercise price (repricings) or the number of shares or an indirect change to the exercise price or number of shares (sometimes referred to as "synthetic pricings") must be accounted for using variable-award accounting. The Interpretation requires compensation accounting for all awards for which share repricings or synthetic pricings occurred after December 15, 1998. Compensation expense is to be recognized only to the extent that the market price of the stock exceeds the stock price on the date of the issuance of the Interpretation and increases thereafter; consequently, the last measurement of compensation expense would occur at the date the options are exercised. The Interpretation will be effective beginning July 1, 2000. The Company does not believe the impact of this Interpretation will have a material effect on its results of operations.

2. NOTES PAYABLE AND LONG-TERM DEBT

During 1998, the Company issued notes payable of $134,000 to three stockholders of the Company. The agreements provided for interest ranging from 10% to 25%. The notes payable were converted to Series A convertible preferred stock in January 1999.

In 1998, the Company obtained financing through a U.S. Small Business Administration (SBA) loan. The agreement provides for interest at prime (8.25%) plus 2.25%. The loan was paid in full by the Company in March 1999.

During 1999, the Company issued a note payable to a bank of $176,357. The agreement provides for interest to be paid monthly at a rate of 6.86%. The principal portion is to be paid in full in February 2002. This note payable is secured by a certificate of deposit in the amount of $176,357 at December 31, 1999, which is included as restricted cash in the accompanying consolidated balance sheet.

In November 1999, the Company entered into a financing agreement with Silicon Valley Bank. The agreement provides a maximum of $1,500,000 in available borrowings for eligible equipment purchases. Each equipment advance is considered a promissory note, with a $50,000 minimum amount for each advance and a the maximum number of advances of seven. Principal and interest payments are due monthly in advance with interest equal to the basic rate determined by the bank as of the funding date (9.06% at December 31, 1999). The facility also calls for a one-time commitment fee payment of $7,500. The Company has granted Silicon Valley Bank a security interest in all funded equipment advances. As of December 31, 1999, the total amount outstanding under this facility was $897,340, which matures on December 1, 2002. In January 2000, the Company submitted an additional draw in the amount of $320,014, which is anticipated to be funded on or about February 1, 2000. As part of the financing agreement, the Company issued to Silicon Valley Bank warrants to purchase 20,000 shares of Series B preferred stock, which are exercisable at $2.10 per share and expire on November 16, 2006.

On December 31, 1999, the Company entered into a $1,000,000 unsecured note payable agreement with Harbour Vest Partners with interest payable at a rate of 10%. Pursuant to the terms of the note agreement, if at any time prior to January 31, 2000 the Company issued any class of securities for an aggregate amount of at least $3 million, this note would be converted into shares of the new securities. On January 28, 2000, the Company completed an offering of Series C preferred stock at $5.40 per share aggregating total proceeds of $24 million. As such, this note and accrued interest related thereto was converted into 186,653 shares of Series C preferred stock at $5.40 per share. Accordingly, the $1,000,000 unsecured note payable is classified as a long-term liability in the accompanying consolidated balance sheet. In addition, as a part of the note payable agreement, the Company issued to Harbour Vest Partners warrants to purchase 18,519 shares of Series C preferred stock, which are exercisable after January 31, 2000 at $5.40 per share and expire on December 31, 2004.

Principal maturities of the long-term debt, excluding the $1,000,000 converted to Series C preferred stock in January 2000, for the next three years ended December 31 are as follows:



                       2000                     $281,449
                       2001                      308,033
                       2002                      484,215

3. LEASES

In December 1997, the Company entered into a sale-leaseback transaction with a leasing company whereby it sold certain property and equipment for $35,203. Pursuant to the sale-leaseback transaction, the Company accounted for the lease of the property and equipment as a capital lease. The Company also leased certain computer equipment accounted for as a capital lease. The Company terminated all capital leases, including leases entered into in 1999, in July 1999 by remitting an agreed upon amount.

The Company leases various office space under agreements accounted for as operating leases. Future minimum lease payments under these noncancelable leases at December 31, 1999 are as follows:


           YEAR ENDING
           DECEMBER 31
           -----------


          2000                                     $   646,634

          2001                                         666,786

          2002                                         455,737

          2003                                         248,566

                                               ---------------
          Total minimum lease payments              $2,017,723
                                               ===============

Rent expense under all operating leases for the year ended December 31, 1999 was $281,167.

4. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities for the year ended December 31, 1999 are as follows:



          Deferred tax assets:
          Net operating loss carryforward                                    $3,226,876
          Stock compensation                                                     87,416
          Other                                                                  54,851
                                                                     ------------------
          Total deferred tax assets                                           3,369,143

          Deferred tax liabilities:
           Book basis of tangible assets greater than tax                        11,116
                                                                     ------------------
         Net deferred tax assets before allowance                             3,358,027
         Valuation allowance for deferred tax assets                         (3,358,027)
                                                                     ------------------
         Net deferred tax assets                                       $             --
                                                                     ==================

At December 31, 1999, net operating loss carryforwards of approximately $8,067,000 are available to reduce future federal income taxes and will begin to expire in 2018 if unused. Utilization of the net operating loss carryforwards may be subject to certain limitations as a result of changes in ownership of the Company.

The reconciliation of income taxes computed at the U.S. statutory tax rate to income tax expense for the year ended December 31, 1999 is as follows:


          Loss before income taxes                                                $(7,774,729)
          U.S. statutory tax rate                                                         x34%
                                                                          -------------------
          Federal income tax benefit at U.S. statutory rate                        (2,643,408)
          State income tax benefit, net of federal tax effect                        (466,484)
          Change in valuation allowance                                             3,099,834
          Other, net                                                                   10,058
                                                                          -------------------
          Net income tax expense                                             $             --
                                                                          ===================


5. PREFERRED STOCK

In November 1998, the stockholders of the Company approved an amendment and restatement of the Company's Articles of Incorporation pursuant to the completion of a stock purchase agreement. Under the revised Articles of Incorporation, the Company is authorized to issue 1,436,084 shares of $.01 par value Series A convertible preferred stock and 3,179,769 shares of $.01 par value Series B convertible preferred stock. In January 2000, the Articles of Incorporation were amended and restated to provide for the issuance of up to 3,249,769 shares of Series B convertible preferred stock (see NOTE 7).

In November 1998, the Company sold 1,325,034 shares of the Company's Series A convertible preferred stock to investors at $1.21 per share. Proceeds of the offering, net of offering costs of $40,999, amounted to $1,559,001. As discussed in NOTE 2, in January 1999 certain notes payable in the amount of $134,000 were converted to 111,050 shares of Series A convertible preferred stock.

In February 1999, the Company sold 3,179,769 shares of the Company's Series B convertible preferred stock to investors at $2.10 per share. Proceeds of the offering, net of offering costs of $64,511, amounted to $6,613,004.

Series A and B preferred stockholders are entitled to voting rights equivalent to common stockholders based on the number of shares of common stock into which the Series A and B preferred shares can be converted, as adjusted from time to time in accordance with the Company's Articles of Incorporation. As long as 5% of the Series A and B preferred shares remain outstanding, the Company may not make any changes regarding amendments to the Articles of Incorporation and bylaws, authorization, issuance or redemption of additional series of preferred stock, declaration or payment of dividends on common stock, additional loans or authorization of a change in control of the Company, among other things, without the consent of a majority of the then-outstanding Series A and B preferred stockholders.

The holders of Series A and B preferred stock are entitled to received dividends based on the number of shares of common stock into which the Series A and B preferred stock can be converted if any such dividends are declared, paid or set aside for common stockholders.

Upon liquidation, Series A and B preferred stockholders are entitled to an aggregate preference distribution of the original issue price of $1.21 per share and $2.10 per share, respectively, plus any declared and unpaid dividends. However, in no event shall the holders of Series A and B preferred stock receive more than $3.63 per share and $6.30 per share, respectively. Holders of Series A and B preferred stock have the right, at their option, to convert shares of Series A and B preferred stock into common stock. The conversion rate per share shall be the original issue price per share of Series A and B preferred stock plus all declared and unpaid dividends divided by $1.21 and $2.10, respectively, subject to adjustment from time to time in accordance with the Company's Articles of Incorporation. Each share of Series A and B preferred stock shall be convertible into common stock, at the option of the holder, any time after the date of issuance under the terms described above. In the event of a qualified public offering of the Company's common stock, defined in the Series A and B preferred stock agreements as a public offering which values the Company at no less than $100 million and the proceeds to the Company from such offering are not less than $15 million, shares of Series A and B preferred stock automatically will be converted into common stock under the terms described above.

By written notice, as defined by the Series A and B certificates of preference, at any time after the fifth anniversary of the Series A and B preferred stock, each holder of Series A and B preferred stock can require the Company to redeem all shares of the Series A and B preferred stock the redeeming holder designates, payable in cash, based on the greater of the original issue price or the Company's value, as determined by a qualified appraiser in accordance with the Series A and B certificates of designation.

6. STOCK OPTIONS

In November 1998, the Company approved a stock option plan and reserved 3,396,754 shares (subsequently increased to 3,896,754 shares) of $.01 par value common stock for issuance to employees, officers, directors and consultants under the plan. The term of each stock option is 10 years from the date of the grant or a shorter term as provided in the Stock Option Agreement (the Agreement) subject to certain limitations based on stock ownership percentages. The term of each option that is not an incentive stock option shall be determined by the Board of Directors and set forth in the Agreement. The options are exercisable immediately; however, the Company has the right to buy back the related shares at the exercise price. This right generally diminishes over a four-year period. A summary of stock option activity related to the plan is as follows:


                                                                               WEIGHTED-
                                                               OPTION          AVERAGE
                                               NUMBER OF      PRICE PER        EXERCISE
                                                 SHARES         SHARE           PRICE         EXERCISABLE
                                           -----------------------------------------------------------------

Outstanding at December 31, 1998                1,102,000  $       .10         $  .10          1,102,000
   Granted                                      2,027,250     .10-3.00           1.34
   Exercised                                   (2,024,818)    .10-3.00            .24
   Canceled/expired                              (238,183)    .10-3.00            .63
                                           ================
Outstanding at December 31, 1999                  866,249     .25-3.00           2.53            866,249
                                           ================

The following table summarizes outstanding and exercisable options at December 31, 1999:

                                   NUMBER OF
                                    OPTIONS
                                  OUTSTANDING
         EXERCISE                     AND
          PRICES                  EXERCISABLE
------------------------------------------------------

          $  .25                       17,500
            1.00                       54,050
            1.75                      196,250
            3.00                      598,449


The weighted-average remaining contractual life at December 31, 1999 is 9.75 years. Using the Minimum Value option pricing model, the weighted-average fair value of options granted during the year ended December 31, 1999 was $1.31.

The fair values of options granted were estimated at the date of grant using the Minimum Value option pricing model with the following weighted-average assumptions for the year ended December 31, 1999: a risk-free interest rate ranging from 5.7% to 6% and a weighted-average expected life of five years. Under the Minimum Value option pricing model, the volatility factor is excluded. The Company assumed a 0% dividend yield over the expected life of the options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the common stock underlying the options. The effects of applying SFAS No. 123, "Accounting for Stock-Based Compensation," for pro forma disclosures are not likely to be representative of the effects on reported net income or losses for future years. The Company's pro forma net loss would be $7,914,083 for the year ended December 31, 1999.

7. SUBSEQUENT EVENT

PREFERRED STOCK - SERIES C

In January 2000, the stockholders of the Company approved an amendment and restatement of the Company's Articles of Incorporation pursuant to the completion of a stock purchase agreement. Under the revised Articles of Incorporation, the Company is authorized to issue 1,436,084 shares of $.01 par value Series A convertible preferred stock, 3,249,769 shares of $.01 par value Series B convertible preferred stock, 6,481,482 shares of $.01 par value Series C convertible preferred stock and 10,000,000 shares of preferred stock with terms to be determined by the Board of Directors of the Company.

In January 2000, the Company sold 5,868,946 shares of the Company's Series C convertible preferred stock to investors at $5.40 per share. Proceeds of the offering, net of offering costs of $91,387, amounted to $31,600,921.

Series C preferred stockholders are entitled to voting rights equivalent to common stockholders based on the number of shares of common stock into which the Series C preferred shares can be converted. Certain actions shall require the affirmative vote of the holders of 70% of the shares of Series A, Series B and Series C preferred stock (all on an as-converted basis), voting together as a single class, including: authorization or issuance of additional Series C preferred shares, or any shares of stock having priority over or ranking on a parity with the Series C preferred shares on liquidation or dissolution; amendment of the Articles of Incorporation of the Company so as to alter any existing provision relating to the Series C preferred shares or the holders thereof or waive any of the rights granted to such holders as long as 5% of the Series A preferred shares remain outstanding; the Company may not make any changes regarding amendments to the Articles of Incorporation and bylaws, authorization, issuance or redemption of additional series of preferred stock, declaration or payment of dividends on common stock, additional loans or authorization of a change in control of the Company, among other things, without the consent of a majority of the then-outstanding Series A preferred stockholders.

In the event any dividend or distribution is declared or made on the Company's Series A and Series B preferred stock and common stock, a comparable dividend or distribution must be simultaneously made on the Series C preferred shares, on the basis of the number of shares of common stock into which the Series C preferred shares are then convertible.

Upon liquidation, Series C preferred stockholders are entitled to an aggregate preference distribution of the original issue price of $5.40 per share plus any declared and unpaid dividends. However, in no event shall the holders of Series A preferred stock receive more than $10.80 per share. Holders of Series C preferred stock have the right, at their option, to convert shares of Series C preferred stock into common stock at an initial conversion rate of one share of common stock for each Series C preferred share (each preferred share being taken initially at $5.40 for the purpose of such conversion). The conversion price and rate shall be subject to certain so-called "weighted average" anti-dilution provisions.

Series C preferred shares shall be automatically converted into common stock at the current conversion price upon either (1) the closing of an underwritten public offering of common stock of at least $25 million at a per share price to the public of at least $10.80 per share or (2) the affirmative vote of the holders of at least 70% of the outstanding shares of all classes of preferred stock of the Company, voting together.

From and after the seventh anniversary of the closing of the investor's initial purchase of Series C preferred shares, the investor shall have the right to put any or all of the Series C preferred shares then owned to the Company for purchase at a price per share to be determined by appraisal. Redemption's at the option of the Company shall not be permitted.

NetSales, Inc.

Condensed Consolidated Balance Sheets
(UNAUDITED)


                                                   JUNE 30
                                           2000            1999
                                      ----------------------------


ASSETS
Current assets:
   Cash                              $20,671,895        $5,033,090
   Trade accounts receivable             341,863           107,289
   Prepaid expenses                      839,970           288,279
   Other current assets                  209,389            16,352
                                      ----------------------------
Total current assets                  22,063,117         5,445,010

Net property and equipment             5,413,959         1,022,032
Restricted cash                          187,303           176,357
Prepaid license fee                    1,000,000                --
Other assets, net                        323,303           264,234
                                      ----------------------------
Total assets                         $28,987,682        $6,907,633
                                      ============================




                                                                                     JUNE 30
                                                                             2000              1999
                                                                       ---------------------------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                         $  2,670,779      $1,061,475
   Accrued payroll and related expenses                                          789,925         317,365
   Accrued expenses                                                            1,671,656          77,347
   Current portion of capital lease obligations                                      848          36,484
   Current portion of long-term debt                                             472,296              --
                                                                       ---------------------------------
Total current liabilities                                                      5,605,504       1,492,671

Capital lease obligations, less current portion                                    1,962          49,896
Long-term debt, less current portion                                             819,613         176,357

Redeemable preferred stock--$.01 par value, 14,615,853 shares authorized:
     Series A convertible:
       Authorized, issued and outstanding shares--1,436,084
       Aggregate liquidation preference--$1,737,662 at June 30, 2000           1,693,001       1,693,001
     Series B convertible:
       Authorized, issued and outstanding shares--3,179,769 in
         1999 and 3,249,769 in 2000
       Aggregate liquidation preference--$6,824,515 at June 30, 2000           6,613,004       6,613,004
     Series C convertible:
       Authorized--6,481,482, issued and outstanding shares--5,868,946 in 2000
       Aggregate liquidation preference - $31,692,308 at June 30, 2000        31,595,493              --

Stockholders' deficit:
   Common stock--$.01 par value:
     Authorized shares--50,000,000                                              123,416          122,295
     Issued and outstanding shares--12,346,655 in 2000 and
       12,229,500 in 1999
   Additional paid-in capital                                                 2,732,335        2,504,467
   Less 181,734 shares of treasury stock, at cost                               (32,437)              --
   Notes receivable from stockholders                                           (40,500)         (54,000)
   Deferred compensation                                                       (751,049)      (1,051,580)
   Accumulated deficit                                                      (19,372,660)      (4,638,478)
                                                                       ---------------------------------
Total stockholders' deficit                                                 (17,340,895)      (3,117,296)
                                                                       ---------------------------------
Total liabilities and stockholders' deficit                                 $28,987,682       $6,907,633
                                                                       =================================


SEE ACCOMPANYING NOTES.

NetSales, Inc.

Condensed Consolidated Statements of Operations
(UNAUDITED)


                                                                          SIX MONTHS ENDED JUNE 30
                                                                          2000                1999
                                                                  -----------------------------------------


Net revenue                                                               1,325,117             637,630

Operating expenses:
   Selling, general and administrative                                   11,047,193           3,020,711
   Stock compensation                                                       138,513              56,523
                                                                  -----------------------------------------
Operating loss                                                           (9,860,589)         (2,439,604)

Interest expense                                                            (65,333)            (23,066)
Interest income                                                             604,804             101,005
                                                                  -----------------------------------------
                                                                            539,471              77,939
                                                                  -----------------------------------------
Net loss                                                               $ (9,321,118)        $(2,361,665)
                                                                  =========================================


SEE ACCOMPANYING NOTES.

NetSales, Inc.

Condensed Consolidated Statements of Cash Flows
(UNAUDITED)



                                                                            SIX MONTHS ENDED JUNE 30
                                                                             2000              1999
                                                                       ------------------------------------


NET CASH USED IN OPERATING ACTIVITIES                                       $ (7,817,358)    $(1,554,147)

INVESTING ACTIVITIES
Purchases of property and equipment                                           (3,832,380)       (833,120)
Purchase of certificate of deposit                                                    --        (176,357)
                                                                       ------------------------------------
Net cash used in investing activities                                         (3,832,380)     (1,009,477)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                                         573,480         176,357
Principal payments on long-term debt and capital lease
   obligations                                                                  (355,268)       (189,977)
Proceeds from issuance of preferred stock, net of issuance
   costs                                                                      30,595,493       6,613,004
Proceeds from exercise of stock options                                           97,412         291,313
Acquisition of treasury stock                                                     (7,082)             --
                                                                       ------------------------------------
Net cash provided by financing activities                                     30,904,035       6,890,697
                                                                       ------------------------------------

Net increase in cash                                                          19,254,297       4,327,073
Cash at beginning of period                                                    1,417,598         706,017
                                                                       ------------------------------------
Cash at end of period                                                        $20,671,895     $ 5,033,090
                                                                       ====================================

SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND FINANCING
ACTIVITIES
Notes payable converted to Series C preferred stock                         $  1,000,000     $        --
                                                                       ====================================


SEE ACCOMPANYING NOTES.

NetSales, Inc.

Notes to Unaudited Condensed
Consolidated Financial Statements

June 30, 2000


1. SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION AND NATURE OF BUSINESS

Software Review, L.C. (which subsequently changed its name to NetSales L.L.C.) originally was formed as a limited liability company (LLC) in August 1995. In October 1998, NetSales, Inc. (the Company), a Delaware C corporation, was formed and acquired all of the outstanding interests of the LLC, which remains a subsidiary of NetSales, Inc. Because the LLC and the C corporation were entities under common control, this transaction was accounted for in a manner similar to a pooling of interests with all assets and liabilities transferred at their historical book values.

Pursuant to the formation of the C corporation in October 1998, the Company is authorized to issue 50,000,000 shares of $.01 par value common stock and 10,000,000 shares of $.01 par value preferred stock. The member units and related contributions of $1,068,072 were converted into 10,000,000 shares of $.01 common stock.

The Company offers full service Internet electronic commerce outsource solutions and electronic software distribution solutions to a wide range of clients, including software publishers, software cyberstores, software value-added resellers and system integrators, through software purchases and downloads from the Internet.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information per Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. These financial statements should be read in conjunction with the consolidated financial statements and footnotes for the year ended December 31, 1999.

2. STOCK OPTIONS

A summary of stock option activity during the six-month periods ended June 30, 2000 is as follows:


                                                                             WEIGHTED-
                                                               OPTION        AVERAGE
                                              NUMBER OF      PRICE PER       EXERCISE
                                               SHARES          SHARE          PRICE         EXERCISABLE
                                           ----------------------------------------------------------------


Outstanding at December 31, 1999                  866,249  $  .25-3.00          $2.53            866,249
   Granted                                        831,550    3.25-4.25           4.02
   Exercised                                      (28,500)    .25-4.25           2.95
   Canceled/expired                              (178,250)    .10-4.25           2.88
                                           ----------------
Outstanding at June 30, 2000                    1,491,049    1.00-4.25           3.31          1,491,049
                                           ================


The following table summarizes outstanding and exercisable options at June 30, 2000:


                                                NUMBER OF
                                                 OPTIONS
                                                OUTSTANDING
                       EXERCISE                    AND
                        PRICES                  EXERCISABLE
             ------------------------------------------------------

                      $1.00                       53,349
                       1.75                      195,500
                       3.00                      442,900
                       3.25                      107,000
                       4.00                      303,300
                       4.25                      389,000


Digital River, Inc.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma unaudited condensed consolidated financial statements include the historical financial statements of Digital River, Inc. and give effect to the transaction and events described in the notes accompanying the pro forma unaudited condensed consolidated financial statements as if the transaction and events referred to therein were initiated at the beginning of the periods presented.

On August 24,2000, Digital River, Inc. purchased certain assets and assumed certain liabilities of NetSales related to NetSales' software services business. The acquisition was accomplished pursuant to an Asset Purchase Agreement dated as of August 24, 2000 by and between Digital River and NetSales, Inc. Pursuant to the Asset Purchase Agreement, Digital River paid total consideration of 1,000,000 shares of Digital River's common stock, valued at $6.00 per share. The assets acquired consist primarily of client contracts. The transaction will be accounted for using the purchase method of accounting.

The pro forma adjustments are based on available information and certain estimates and assumptions. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments. Digital River believes that such estimates and assumptions provide a reasonable basis for presenting all of the significant effects of the transaction and events and that the pro forma adjustments give appropriate effect to those estimates and assumptions and are properly applied in the pro forma unaudited condensed consolidated financial statements.

The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the historical financial statements and related notes included in the Registrant's Form 10-K. Pursuant to the Current Report on Form 8-K filed October 20, 2000, as of September 30, 2000, the Registrant commenced reporting its company wide revenue on a net basis. Previously, substantially all revenue generated through Digital River software services division was recognized on a gross basis. The pro forma unaudited condensed consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of Digital River's results of operations or its financial position had the transactions and events described above been consummated on the dates assumed and do not project Digital River's financial position or results of operations for any future date or period.

Digital River, Inc.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2000
(in thousands)


                                                                               ACQUISITION
                                                        DIGITAL RIVER          OF NETSALES          DIGITAL RIVER
                                                         HISTORICAL             ASSETS (1)            PRO FORMA
                                                     ------------------    ------------------    ------------------
ASSETS
Current assets:

    Cash and cash equivalents                              $24,326                   $--               $24,326
    Short-term investments                                   8,997                    --                 8,997
    Accounts receivable, net                                 2,977                    --                 2,977
    Other current assets                                     1,009                    10                 1,019
                                                     ------------------    ------------------    ------------------
                                                            37,309                    10                37,319

Fixed assets, net                                           12,582                    --                12,582

Long-term investments                                        6,000                    --                 6,000

Goodwill, net and other assets                              17,563                 6,049                23,612
                                                     ------------------    ------------------    ------------------

                                                           $73,454                $6,059               $79,513
                                                     ==================    ==================    ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                       $10,177                   $--               $10,177
    Accrued payroll liabilities                              4,255                    --                 4,255
    Other current liabilities                                3,521                    10                 3,531
                                                     ------------------    ------------------    ------------------
                                                            17,953                    10                17,963

Shareholders' equity:
    Common stock                                               211                    10                   221
    Additional paid-in capital                             126,072                 6,039               132,111
    Deferred compensation                                     (382)                   --                  (382)
    Accumulated deficit                                    (70,400)                   --               (70,400)
                                                     ------------------    ------------------    ------------------
                                                            55,501                 6,049                61,550
                                                     ------------------    ------------------    ------------------
                                                           $73,454                $6,059               $79,513
                                                     ==================    ==================    ==================




The accompanying notes are an integral part of this unaudited pro forma balance sheet.

Digital River, Inc.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000
(in thousands, except net loss per share)


                                                DIGITAL RIVER           NETSALES             PRO FORMA          DIGITAL RIVER
                                                 HISTORICAL            HISTORICAL           ADJUSTMENTS           PRO FORMA
                                              ------------------    ------------------   ------------------    ----------------

Revenue                                                 $13,518                $1,325                  $--             $14,843

Cost and expenses:
  Direct cost of services                                   570                    --                   --                 570
  Network and infrastructure                              3,748                    --                1,987 (2)           5,735
  Selling, general and administrative                        --                11,186              (11,186)(2)               0
  Sales and marketing                                    13,443                    --                2,592 (2)          16,035
  Product research and development                        8,092                    --                1,099 (2)           9,191
  General and administrative                              2,457                    --                1,705 (2)           4,162
  Depreciation and amortization                           1,343                    --                  360 (2)           1,703
  Amortization of goodwill and
    acquisition related costs                             9,728                    --                1,512 (3)          11,240
                                              ------------------    ------------------   ------------------    ----------------

      Total costs and expenses                           39,381                11,186               (1,931)             48,636
                                              ------------------    ------------------   ------------------    ----------------

Loss from operations                                    (25,863)               (9,861)               1,931             (33,793)

Interest income                                           1,239                   540                 (540)(4)            1,239
                                              ------------------    ------------------   ------------------    ----------------

Net loss                                               $(24,624)              $(9,321)              $1,391 (5)        $(32,554)
                                              ==================    ==================   ==================    ================

Net loss per share                                       $(1.18)                                                        $(1.48)
                                              ==================                                               ================

Weighted average shares outstanding                      20,937                                      1,000              21,937
                                              ==================                         ==================    ================


The accompanying notes are an integral part of this unaudited pro forma statement of operations.

Digital River, Inc.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999
(in thousands, except net loss per share)



                                            DIGITAL RIVER           NETSALES             PRO FORMA          DIGITAL RIVER
                                             HISTORICAL            HISTORICAL           ADJUSTMENTS           PRO FORMA
                                          ------------------    ------------------   ------------------    ----------------

Revenue                                             $14,507                $1,253                  $--            $15,760

Cost and expenses:
  Direct cost of services                               801                    --                   --                 801
  Network and infrastructure                          4,434                   690                   --               5,124
  Sales and marketing                                17,383                 3,299                   --              20,682
  Product research and development                   10,251                 2,056                   --              12,307
  General and administrative                          4,001                 3,084                   --               7,085
  Depreciation and amortization                       1,552                    --                   --               1,552
  Amortization of goodwill and
    acquisition related costs                         6,886                    --                3,025 (3)           9,911
                                          ------------------    ------------------   ------------------    ----------------

      Total costs and expenses                       45,308                 9,129                3,025              57,462
                                          ------------------    ------------------   ------------------    ----------------

Loss from operations                                (30,801)               (7,876)              (3,025)            (41,702)

Interest income                                       3,148                   101                 (101)(4)           3,148
                                          ------------------    ------------------   ------------------    ----------------

Net loss                                           $(27,653)              $(7,775)             $(3,126)           $(38,554)
                                          ==================    ==================   ==================    ================

Net loss per share                                   $(1.36)                                                        $(1.81)
                                          ==================                                               ================

Weighted average shares outstanding                  20,312                                      1,000 (5)          21,312
                                          ==================                         ==================    ================


The accompanying notes are an integral part of this unaudited pro forma statement of operations.

Digital River, Inc.

NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2000

The following pro forma adjustments have been made to the pro forma condensed consolidated financial statements.

1.   Purchase Accounting

Reflects the allocation of the purchase price of $6.0 million, plus transaction expenses as of June 30, 2000. The purchase price was allocated to goodwill and other intangibles.

2.   Cost and Expenses

Reflects the elimination of certain NetSales expenses (3.4 million for the six months ended June 30, 2000) not related to the servicing of contracts acquired by Digital River. This adjustment also classifies expenses in Digital River's format.

3.   Goodwill Amortization

Represents an increase in goodwill amortization expense based on a two year amortization period.

4.   Interest Income

Represents the elimination of interest income earned by NetSales on cash balances not acquired by Digital River.

5.   Loss per Share

Represents the addition of 1 million shares outstanding that were issued in conjunction with the transaction.